-1- 126967663v5 CONSENT AND AMENDMENT This CONSENT AND AMENDMENT (this “Consent”) is made and entered into as of July 12, 2022 (the “Effective Date”) by and among KWS Solar Term Parent 1, LLC, a Delaware limited liability company (“KWS 1”), KWS Solar Term Parent 2, LLC, a Delaware limited liability company (“KWS 2”), KWS Solar Term Parent 3, LLC, a Delaware limited liability company (“KWS 3”), and Spruce Power 3 Holdco, LLC, a Delaware limited liability company (“SP3”, together with KWS 1, KWS 2 and KWS 3, the “Co-Borrowers”), KeyBank National Association (the “Administrative Agent”) and the undersigned Lenders. Capitalized terms used but not otherwise defined within the body of this Consent shall have the meanings given to them in the Credit Agreement (defined below). WHEREAS, the Co-Borrowers, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement, dated as of March 19, 2021, as amended by that certain Omnibus Amendment and Accession, dated as of April 8, 2022 (the “Credit Agreement”); WHEREAS, the Boardwalk Borrower is party to the Boardwalk Credit Agreement, dated as of May 14, 2020, among the Boardwalk Borrower, Silicon Valley Bank, and the lenders party thereto, and in consultation with and with agreement from relevant Affiliates, desires to amend and restate the Boardwalk Credit Agreement pursuant to a proposed Amended and Restated Credit Agreement, dated as of the Effective Date (the “A&R Boardwalk Credit Agreement”), and the Boardwalk Borrower is a “Subsidiary” of the Co-Borrowers under the Credit Agreement; WHEREAS, among other things, Section 6.18 of the Credit Agreement provides that the Co-Borrowers shall not agree, and shall ensure that no Subsidiary agrees, to any amendment, restatement, supplement, waiver or modification to the Other Loan Documents which increases the principal amount of the loans and commitments under the Other Loan Documents or otherwise changes the debt sizing parameters; WHEREAS, Section 11.01(b) of the Credit Agreement provides that no waiver of any provision of the Credit Agreement, and no consent to any departure by the Co-Borrowers therefrom, shall be effective unless in writing and either (i) signed by the Required Lenders and the Co-Borrowers, as the case may be, and acknowledged by the Administrative Agent or (ii) approved by the Administrative Agent (acting on the instructions of the Required Lenders) and the Co-Borrowers; WHEREAS, the A&R Boardwalk Credit Agreement would constitute or result in the Boardwalk Borrower agreeing to an amendment to increase the principal amount of the loans and commitments under the Other Loan Documents under Section 6.18 of the Credit Agreement, and as a result, the Co-Borrowers request that the Administrative Agent and the Required Lenders acknowledge and consent to the A&R Boardwalk Credit Agreement. NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

-2- 126967663v5 1. Consent. The Lenders and Administrative Agent hereby acknowledge and consent to the A&R Boardwalk Credit Agreement. 2. Amendments. The Credit Agreement is hereby amended as follows: a. The Fifth Recital is hereby deleted in its entirety and replaced with the following: WHEREAS, the Boardwalk Borrower is party to that certain Amended and Restated Credit Agreement, dated as of July 12, 2022 (as amended, restated, supplemented, or otherwise modified from time to time, the “Boardwalk Credit Agreement”), among the Boardwalk Borrower, Silicon Valley Bank, as Administrative Agent, Issuing Bank, Sole Bookrunner and Sole Lead Arranger, and the lenders from time to time party thereto. b. Section 1.01 (Definitions) is hereby amended by adding the following definitions: i. “CT Investor” shall mean CT Solar Fund 1, LLC, a Delaware limited liability company. ii. “Customer Arrays” shall mean Level Solar Customer Arrays LLC, a Delaware limited liability company. iii. “Fund I Holdco” shall mean Level Solar Holdings I LLC, a Delaware limited liability company. iv. “Fund I Opco” shall mean Level Solar Fund I LLC, a Delaware limited liability company. v. “Fund II Opco” shall mean Level Solar Fund II LLC, a Delaware limited liability company. vi. “Fund III Holdco” shall mean Level Solar Holdings III LLC, a Delaware limited liability company. vii. “Fund III Model” shall mean the financial equity base case model agreed and accepted by Fund III Opco and Firstar in respect of Firstar’s tax equity investment in Fund III Opco. viii. “Fund III Opco” shall mean Level Solar Fund III LLC, a Delaware limited liability company. ix. “Fund IV Holdco” shall mean Level Solar Holdings IV LLC, a Delaware limited liability company. x. “Fund IV Model” shall mean the financial equity base case model agreed and accepted by Fund IV Opco, CT Investor and Firstar in respect of Firstar’s tax equity investment in Fund IV Opco.

-3- 126967663v5 xi. “Fund IV Opco” shall mean Level Solar Fund IV LLC, a Delaware limited liability company. c. Section 1.01 (Definitions) is hereby further amended by deleting each of the definitions set forth below and replacing them in their entirety and replaced with the following: i. “ESE MSA (Initial Co-Borrowers)” shall mean the Sixth Amended and Restated Maintenance Services Agreement, dated as of July 12, 2022, between ESE and the Co-Borrowers (as assignee of Kilowatt Financial, LLC pursuant to the Assignment and Amendment Agreement, effective as of January 1, 2020, among ESE, Kilowatt Financial, LLC and the Co- Borrowers). ii. “Holdco” shall mean each of: (a) Volta Holdco II; (b) Ampere Holdco IV; (c) ORE F4 HoldCo, LLC, a Delaware limited liability company; (d) ORE F5A HoldCo, LLC, a Delaware limited liability company; (e) ORE F6 HoldCo, LLC, a Delaware limited liability company; (f) RPV 1 LLC, a Delaware limited liability company; (g) RPV 2 LLC, a Delaware limited liability company; (h) Co-Borrower 4 Sub; (i) Fund III Holdco; and (j) Fund IV Holdco. iii. “Holding Company” shall mean each of (a) Volta Manager Holding II, LLC, a Delaware limited liability company, (b) RPV Holdco I LLC, a Delaware limited liability company; and (c) Level Solar Sponsor Holdings I LLC, a Delaware limited liability company. iv. “Management Agreement” shall mean the Management Agreement among the Manager and the Co-Borrowers, as amended by (a) the First Amendment to Management Agreement, dated March 19, 2021 and (b) the Second Amendment to Management Agreement, dated July 12, 2021 and each renewal or replacement thereof in a form and substance acceptable to the Administrative Agent (acting on the instructions of the Required Lenders) entered into with the Manager in accordance with the terms and conditions hereof. v. “Opco” shall mean each of: (a) SVB Borrower; (b) Ampere Owner I; (c) Ampere Owner IV; (d) Volta Solar Owner II; (e) Spruce PV-OBS Systems, LLC, a Delaware limited liability company; (f) Kilowatt OBS Owner I, LLC, a Delaware limited liability company; (g) Sungevity Greenwich Lessor, LLC, a Delaware limited liability company; (h) SunServe Residential Solar I, LLC, a Delaware limited liability company; (i) ORE F4 ProjectCo, LLC, a Delaware limited liability company; (j)ORE F5A ProjectCo, LLC, a Delaware limited liability company; (k) ORE F6 ProjectCo, LLC, a Delaware limited liability company; (l) RPV Fund 11 LLC, a Delaware limited liability company; (m) RPV Fund 12 LLC, a Delaware limited liability company; (n) RPV Fund 13 LLC, a Delaware

-4- 126967663v5 limited liability company; (o)Co-Borrower 4 Sub; (p) Customer Arrays; (q) Fund I Opco; (r) Fund II Opco; (s) Fund III Opco; and (t) Fund IV Opco. vi. “Tax Equity Opco Model” shall mean individually and collectively, as the context requires, (a) the Ampere IV Model; (b) Volta II Model; (c) the Fund 11 Model; (d) the Fund 12 Model; (e) the Fund III Model; and (f) the Fund IV Model. d. Schedule 4.03(i) (Organizational Structure) is hereby deleted in its entirety and replaced with a new Schedule 4.03(i), attached hereto as Exhibit 1. e. Schedule 4.03(j) (Name and Jurisdiction of Each Loan Party and Tax Equity Opco) is hereby amended by adding each Tax Equity Opco listed on Exhibit 2. f. Schedule 4.22(f) (Portfolio Document Exceptions) is hereby deleted in its entirety and replaced with a new Schedule 4.22(f), attached hereto as Exhibit 3. g. Schedule 4.25(c) (Tax Equity Documents) is hereby amended by adding each document listed on Exhibit 4. h. Schedule 4.25(d) (Wholly-Owned Documents) is hereby amended by adding each document listed on Exhibit 5. i. Schedule 4.25(e) (Maintenance Services Agreements) is hereby amended by adding each document listed on Exhibit 6. j. Schedule 4.25(f) (Backup Servicing and Transition Management Agreements) is hereby amended by adding the following: i. Backup and Successor Servicing Agreement, dated as of March 19, 2021, by and between Spruce Power 2, LLC (f/k/a Spruce Juniper, LLC), Solar Service Experts, LLC, d/b/a Energy Service Experts, Silicon Valley Bank, and GreatAmerica Portfolio Services Group LLC, as amended by that First Amendment to the Backup and Successor Servicing Agreement, dated as of July 12, 2022. k. Schedule 5.21 (Senior Tax Equity Consents) is hereby amended by adding the following: i. Consent Agreement and Third Amendment, dated as of July 6, 2022, by and among Level Solar Holdings III LLC, Firstar Development, LLC, NuMaMe, LLC, and Spruce Power 2, LLC. ii. Consent Agreement and Third Amendment, dated as of July 6, 2022, by and among Level Solar Holdings IV LLC, Firstar Development, LLC, NuMaMe, LLC, and Spruce Power 2, LLC

-5- 126967663v5 iii. Consent Agreement, dated as of July 6, 2022, by and among Level Solar Holdings III LC, Silicon Valley Bank, and Firstar Development, LLC, and acknowledged and agreed to by Level Solar Fund III LLC. iv. Consent Agreement, dated as of July 6, 2022, by and among Level Solar Holdings IV LLC, Silicon Valley Bank, CT Solar Fund 1, LLC, and Firstar Development, LLC, and acknowledged and agreed to by Level Solar Fund IV LLC. 3. Conditions Precedent to the Effectiveness of this Consent. The effectiveness of this Consent is subject to the satisfaction of the following conditions precedent each in form and substance reasonably satisfactory to the Administrative Agent (acting on the instructions of the Required Lenders): a. The Administrative Agent’s receipt of a copy of this Consent, duly executed by each Co-Borrower, the Administrative Agent and Lenders comprising Required Lenders; b. The Administrative Agent’s receipt of an executed copy the Sixth Amended and Restated Maintenance Services Agreement, in the form attached hereto as Exhibit 7, duly executed by ESE and the Co-Borrowers; c. The Administrative Agent’s receipt of an executed copy the Second Amendment to the Management Agreement, in the form attached hereto as Exhibit 8, duly executed by ESE and the Co-Borrowers; d. The Administrative Agent’s receipt of all Portfolio Documents of Spruce Power 2, LLC, except as set forth on Schedule 4.22(f); e. The Administrative Agent’s receipt of an executed copy of the A&R Boardwalk Credit Agreement in the form attached hereto as Exhibit 9, duly executed by the parties thereto and each of the conditions to the “Effectiveness Date” pursuant to Section 8.01 thereof has been satisfied; and f. The payment of all of the Required Lenders’ reasonable fees, costs and expenses, including legal fees incurred in connection with this Consent. If the above conditions are not satisfied on or prior to July 31, 2022, this Consent shall automatically terminate. 4. Co-Borrower Representations and Warranties. Each Co-Borrower hereby represents and warrants to the Administrative Agent and the Required Lenders that: a. the execution, delivery and performance by such Relevant Party of this Agreement and all other actions required to effect the A&R Boardwalk Credit Agreement: i. have been duly authorized by all necessary limited liability company or other action, as the case may be, on behalf of such Relevant Party;

-6- 126967663v5 ii. do not and will not (A) conflict with or result in a violation or breach of the terms of its certificate of formation, limited liability company agreement, operating agreement or other organizational documents, as the case may be, any provision of material Law applicable to it or any order, judgment or decree of any Governmental Authority binding on it or any of its material Properties, (B) result in a material breach of or constitute (with due notice or lapse of time or both) a material default under the Transaction Documents or any other material contractual obligation binding upon a Relevant Party or its material Properties, or (C) result in or require the creation or imposition of any Lien upon its Assets (other than the Liens created under the Collateral Documents); and iii. do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority or any other Person (including any Tax Equity Member and their Affiliates or HPS and its affiliates) which has not been obtained or made, and each such consent or approval is in full force and effect, in each case, other than consents, approvals, registrations, notices or other action which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect; b. the representations and warranties in Article IV of the Credit Agreement, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representations and warranties specifically refer to an earlier date (in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); and c. immediately prior to and after the consummation of the A&R Boardwalk Credit Agreement no Default or Event of Default shall have occurred and be continuing. 5. Credit Agreement. Except as expressly modified hereby, the Credit Agreement and each other Transaction Document remains unchanged and in full force and effect and is hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Consent shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party to the Credit Agreement or any other Transaction Document or constitute a waiver of any provision of the Credit Agreement or any other Transaction Document. 6. Governing Law. The laws of the state of New York shall govern all matters arising out of, in connection with or relating to this Consent, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest). 7. Severability. If any provision of this Consent is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Consent shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith

-7- 126967663v5 negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. 8. Headings. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent. 9. Lender and Agent Authorization. The Lenders hereby authorize and direct the Administrative Agent to execute and deliver this Agreement. 10. Counterparts; Facsimile Signatures. This Consent may be executed or consented to in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Consent may be executed and delivered by facsimile or electronically and, upon such delivery, the facsimile or electronically transmitted signature will be deemed to have the same effect as if the original signature had been delivered to the other party. [Signatures on Following Page]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent By: Name: Renee M. Bonnell Title: Senior Vice President [Signature Page to Consent]

[Signature Page to Consent] SEQUOIA IDF ASSET HOLDINGS S.A., as Lender By: Name: Dolf Kohnhorst Title: Director

[Signature Page to Consent] SEQUOIA INFRASTRUCTURE FUNDING I LTD., as Lender By: Name: Dolf Kohnhorst Title: Director

Exhibit 1
Schedule 4.03(i) (Organizational Structure)

Entity Name	**Jurisdiction**	**Registered Owner**	**Percentage of Ownership**
Spruce Holding Company 1 LLC	Delaware	SF Solar Blocker 1 LLC	100%
Spruce Holding Company 2 LLC	Delaware	SF Solar Blocker 2 LLC	100%
Spruce Holding Company 3 LLC	Delaware	Safety National Casualty Corporation Reliance Standard Life Insurance Company Lincoln Investment Solutions, Inc. NDT Senior Loan Fund, L.P. SF Solar Blocker 3 LLC	8.598% 8.598% 9.002% 9.590% 64.212%
KWS Solar Term Parent 1 LLC	Delaware	Spruce Holding Company 1 LLC	100%
KWS Solar Term Parent 2 LLC	Delaware	Spruce Holding Company 2 LLC	100%
KWS Solar Term Parent 3 LLC	Delaware	Spruce Holding Company 3 LLC	100%
Spruce Power 3 Holdco, LLC	Delaware	Spruce Holding Company 1 LLC Spruce Holding Company 2 LLC Spruce Holding Company 3 LLC	Spruce Holding Company 1 – 49.010% Spruce Holding Company 2 – 31.051% Spruce Holding Company 3 – 19.939%
KWS Solar Term Borrower 1 LLC	Delaware	KWS Solar Term Parent 1 LLC	100%
KWS Solar Term Borrower 2 LLC	Delaware	KWS Solar Term Parent 2 LLC	100%
KWS Solar Term Borrower 3 LLC	Delaware	KWS Solar Term Parent 3 LLC	100%

126967663v5

Entity Name	Jurisdiction	Registered Owner	Percentage of Ownership
Spruce Power 3, LLC	Delaware	Spruce Power 3 Holdco, LLC	100%
Ampere Solar Manager IV, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC)	100%
Ampere Solar Owner I, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC)	100%
Ampere Solar Owner IV, LLC	Delaware	Ampere Solar Manager IV, LLC Firstar Development, LLC	100% of Class B Interests 100% of Class A Interests
Kilowatt OBS Owner I, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC)	100%
Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC)	Delaware	KWS Solar Term Borrower 1 LLC KWS Solar Term Borrower 2 LLC KWS Solar Term Borrower 3 LLC	49.010% 31.051% 19.939%
ORE F4 HoldCo, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC) One Solar Roof LLC	100% of Class B Membership Interests 100% of Class A Membership Interests
ORE F4 ProjectCo, LLC	Delaware	ORE F4 HoldCo, LLC	100%
ORE F5A HoldCo, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC) SunNINE LLC	100% of Class B Units 100% of Class A Units
ORE F5A ProjectCo, LLC	Delaware	ORE F5A HoldCo, LLC	100%

126967663v5

Entity Name	Jurisdiction	Registered Owner	Percentage of Ownership
ORE F6 HoldCo, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC) Sky Blue Solar Holdings, LLC	100% of Class B Membership Interests 100% of Class A Membership Interests
ORE F6 ProjectCo, LLC	Delaware	ORE F6 HoldCo, LLC	100%
Spruce Manager Holding 2 NYGB, LLC	Delaware	Spruce MH Owner 2 NYGB, LLC	100%
Spruce MH Owner 2 NYGB, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC)	100%
Spruce NYGB Borrower, LLC	Delaware	Spruce NYGB Pledgor, LLC	100%
Spruce NYGB Pledgor, LLC	Delaware	KWS Solar Term Borrower 1 LLC KWS Solar Term Borrower 2 LLC KWS Solar Term Borrower 3 LLC	49.010% 31.051% 19.939%
Spruce PV-OBS Systems, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC)	100%
Sungevity Greenwich Lessor, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC)	100%
SunServe Residential Solar I, LLC	Delaware	Morgan Stanley Renewables Inc. – Class A membership interests Terraform Resi Solar Manager, LLC -Class B membership interests	100% 100%
Volta Manager Holding II, LLC	Delaware	Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC)	100%
Volta Solar Manager II, LLC	Delaware	Volta Manager Holding II, LLC	100%

126967663v5

Entity Name	Jurisdiction	Registered Owner	Percentage of Ownership
Volta Solar Owner II, LLC	Delaware	Volta Solar Manager II, LLC Citicorp North America, Inc.	100% of Class B Interests 100% of Class A Interests
Spruce Power 2, LLC	Delaware	KWS Solar Term Parent 1 LLC KWS Solar Term Parent 2 LLC KWS Solar Term Parent 3 LLC	49.010% 31.051% 19.939%
Spruce Market, LLC	Delaware	Spruce Capital & Trading, LLC	100%
Spruce Capital & Trading, LLC	Delaware	Spruce Holding Company 1 LLC Spruce Holding Company 2 LLC Spruce Holding Company 3 LLC	49.010% 31.051% 19.939%
RPV Holdco 1 LLC	Delaware	Spruce Power 2, LLC	100%
RPV 1 LLC	Delaware	RPV Holdco 1 LLC	100%
RPV 2 LLC	Delaware	RPV Holdco 1 LLC	100%
RPV Fund 11 LLC	Delaware	RPV 1 LLC – class B units BAL Investment & Advisory, Inc. – class A units	RPV 1 LLC – 100% class B units BAL Investment & Advisory, Inc. – 100% class A units
RPV Fund 12 LLC	Delaware	RPV 1 LLC	100%

126967663v5

Entity Name	Jurisdiction	Registered Owner	Percentage of Ownership
RPV Fund 13 LLC	Delaware	RPV 2 LLC - managing member membership interest Firstar Development, LLC - investor membership interest	RPV 2 LLC – 100% managing member membership interest Firstar Development, LLC – 100% investor member membership interest
Level Solar Sponsor Holdings I LLC	Delaware	Spruce Power 2, LLC	100% of the Membership Interests
Level Solar Holdings I LLC	Delaware	Spruce Power 2, LLC	99% of the Membership Interests
		Level Solar Sponsor Holdings I LLC	1% of the Membership Interests
Level Solar Fund I LLC	Delaware	N/A	Class A redeemed by Fund I and is no longer issued and outstanding
Level Solar Fund I LLC	Delaware	Level Solar Holdings I LLC	100% of the Class B Membership Interests
		Level Solar Holdings I LLC	100% of the Class C Membership Interests
Level Solar Customer Arrays LLC	Delaware	Level Solar Fund I LLC	100% of the Membership Interests

126967663v5

126967663v5 Entity Name Jurisdiction Registered Owner Percentage of Ownership Level Solar Fund II LLC Delaware Spruce Power 2, LLC 100% of the Membership Interests Level Solar Holdings III LLC Delaware Spruce Power 2, LLC 100% of the Membership Interests Level Solar Fund III LLC Delaware Fund III TE Investor 100% of the Class A Membership Interests Level Solar Holdings III LLC 100% of the Class B Membership Interests Level Solar Holdings IV LLC Delaware Spruce Power 2, LLC 100% of the Membership Interests Level Solar Fund IV LLC Delaware CT Solar Fund LLC 50% of the Class A Membership Interests Firstar Development, LLC 50% of the Class A Membership Interests Level Solar Holdings IV LLC 100% of the Class B Membership Interests

126967663v5 Exhibit 2 Additions to Schedule 4.03(j) (Name and Jurisdiction of Each Loan Party and Tax Equity Opco) Entity Name Jurisdiction Registered Owner Percentage of Ownership TAX EQUITY OPCOS: Level Solar Fund III LLC Delaware Fund III TE Investor 100% of the Class A Membership Interests Level Solar Holdings III LLC 100% of the Class B Membership Interests Level Solar Fund IV LLC Delaware CT Solar Fund LLC 50% of the Class A Membership Interests Firstar Development, LLC 50% of the Class A Membership Interests Level Solar Holdings IV LLC 100% of the Class B Membership Interests

Exhibit 3

Schedule 4.22(f) (Portfolio Document Exceptions)

The below project numbers reflect Customer Agreements that were not provided to the Borrower as part of the Level Solar Acquisition:

57872	76174	80114	100339	118701	121756	122189	132373	133777
68705	76261	80319	100400	118833	121763	122191	132520	133827
68957	76272	80326	101072	119842	121764	122377	132524	133828
69267	76273	81285	101333	120288	121767	122480	132747	133932
69277	76294	81302	101344	120591	121768	122523	132825	133996
70165	76578	81587	101438	121027	121775	122895	132832	134040
70894	76616	82256	104036	121037	121781	123306	132839	134070
72354	76624	82578	105785	121058	121824	123481	132910	134091
72494	76681	83270	107837	121083	121891	124732	132995	134137
72568	76821	87133	107859	121099	121909	125340	132998	134144
72962	76965	89090	107872	121165	121911	125474	133111	134198
72971	76991	89468	109323	121378	121937	125559	133142	134204
73073	77009	89602	111195	121427	121983	126678	133163	134243
73662	77015	89606	111234	121484	121989	126693	133193	134291
73760	77030	89830	111959	121492	121999	126960	133200	134318
73772	77130	90560	111962	121498	122008	127057	133213	134331
73787	77147	91252	112326	121516	122010	128168	133254	134369
73804	77162	91813	112341	121564	122012	128921	133263	134376
73814	77180	92311	112520	121587	122019	129438	133280	134419
73843	77578	94653	112577	121659	122020	130054	133338	134430
73869	77579	94654	112621	121667	122021	130633	133339	134472
73911	78199	94658	115653	121671	122059	130844	133377	134482
74316	78224	94667	115984	121673	122064	131435	133425	134487
74391	78228	95399	117946	121675	122166	131714	133462	134532
74450	78391	95633	118124	121692	122167	131720	133471	134598
74459	78402	96391	118156	121732	122179	132097	133522	134599
74470	78427	97722	118169	121734	122183	132194	133566	134625
76140	79021	100308	118198	121750	122184	132199	133711	134644

126967663v5

134655	134957	135143	135297	135379	135532	135634	135747	135848
134707	134960	135148	135301	135395	135537	135644	135749	135852
134728	134979	135173	135321	135399	135566	135646	135773	135884
134737	135005	135174	135322	135425	135581	135664	135785	135890
134747	135012	135176	135327	135429	135582	135669	135792	135900
134754	135025	135193	135328	135430	135584	135678	135793	135912
134778	135030	135200	135340	135465	135597	135684	135798	135919
134803	135053	135230	135348	135484	135600	135694	135801	135990
134840	135062	135240	135355	135506	135602	135699	135805	136060
134870	135079	135245	135356	135512	135609	135702	135808	136106
134875	135085	135247	135362	135513	135615	135705	135827	
134878	135092	135248	135371	135519	135623	135711	135836	
134926	135098	135278	135372	135525	135630	135717	135840	
134956	135105	135290	135374	135526	135632	135744	135841	

126967663v5

126967663v5 Exhibit 4 Additions to Schedule 4.25(c) (Tax Equity Documents) 1. Amended and Restated Operating Agreement of Level Solar Fund III LLC, dated as of October 1, 2015, by and between Firstar Development, LLC, Level Solar Holdings III LLC, and NuMaMe, LLC, as amended by that First Amendment to Amended and Restated Operating Agreement of Level Solar Fund III LLC, dated as of October 2, 2017, and as amended by that Second Amended and Restated Operating Agreement of Level Solar Fund III LLC, dated as of April 27, 2018. 2. Amended and Restated Operating Agreement of Level Solar Fund IV LLC, dated as of December 16, 2016, by and between Firstar Development, LLC, Level Solar Holdings IV LLC, CT Solar Fund I, LLC, and NuMaMe, LLC, as amended by that First Amendment to Amended and Restated Operating Agreement of Level Solar Fund IV LLC, dated as of October 2, 2017, and as amended by that Second Amended and Restated Operating Agreement of Level Solar Fund IV LLC, dated as of April 27, 2018. 3. Consent Agreement and Third Amendment, dated as of July 12, 2022, by and among Level Solar Holdings III LLC, Firstar Development, LLC, NuMaMe, LLC, and Spruce Power 2, LLC. 4. Consent Agreement and Third Amendment, dated as of July 12, 2022, by and among Level Solar Holdings IV LLC, Firstar Development, LLC, NuMaMe, LLC, and Spruce Power 2, LLC 5. Consent Agreement, dated as of July 12, 2022, by and among Level Solar Holdings III LC, Silicon Valley Bank, and Firstar Development, LLC, and acknowledged and agreed to by Level Solar Fund III LLC. 6. Consent Agreement, dated as of July 12, 2022, by and among Level Solar Holdings IV LLC, Silicon Valley Bank, CT Solar Fund 1, LLC, and Firstar Development, LLC, and acknowledged and agreed to by Level Solar Fund IV LLC. 7. Development, EPC and Purchase Agreement, dated October 1, 2015, by and between Level Solar Inc. and Level Solar Fund III LLC. 8. Development, EPC and Purchase Agreement, dated December 16, 2016, by and between Level Solar Inc. and Level Solar Fund IV LLC. 9. Operation, Maintenance and Administration Agreement, dated as of October 20, 2017, by and between SUNation Solar Systems, Inc. and each of Level Solar Fund III LLC and Level Solar Fund IV LLC, as amended by that certain First Amendment to Operation, Maintenance and Administrative Agreement, dated as of July 10, 2018, that certain Second Amendment to Operation, Maintenance and Administrative Agreement, dated as of January 1, 2020, and that certain Third Amendment to Operation, Maintenance and Administrative Agreement, dated as of July 12, 2022, by and between SUNation Solar Systems, Inc., and each of Level Solar Fund III, LLC and Level Solar Fund IV, LLC. (to be terminated 120 days after July 12, 2022).

126967663v5 10. Management Services Agreement, dated as of April 27, 2018, by and among Level Solar Fund III, LLC, NuMaMe LLC, and OSM 2018-3 Corp. (to be terminated 90 days after July 12, 2022). 11. Management Services Agreement, dated as of April 27, 2018, by and among Level Solar Fund IV LLC, NuMaMe LLC, and OSM 2018-4 Corp. (to be terminated 90 days after July 12, 2022). 12. Maintenance Services Agreement, dated as of July 12, 2022, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and Level Solar Fund III LLC. 13. Maintenance Services Agreement, dated as of July 12, 2022, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and Level Solar Fund IV LLC.

126967663v5 Exhibit 5 Additions to Schedule 4.25(d) (Wholly-Owned Documents) 1. Amended and Restated Limited Liability Company Agreement of Level Solar Fund I LLC, dated as of December 15, 2014, by and between U.S. Education Finance Group IV, LLC and Level Solar Holdings I LLC. 2. Limited Liability Company Agreement of Level Solar Fund II LLC, dated as of September 29, 2014, by Level Solar Master Holdings I LLC. 3. Operation, Maintenance and Administrative Agreement, dated as of October 20, 2017, by and between SUNation Solar Systems, Inc. and each of Level Solar Fund I LLC and Level Solar Fund II LLC, as amended by that certain First Amendment to Operation, Maintenance and Administrative Agreement, dated as of July 10, 2018, that certain Second Amendment to Operation, Maintenance and Administrative Agreement, dated as of January 1, 2020, and that certain Third Amendment to Operation, Maintenance and Administrative Agreement, dated as of July 12, 2022, by and between SUNation Solar Systems, Inc. and each of Level Solar Fund I LLC and Level Solar Fund II LLC. (to be terminated 120 days after July 12, 2022). 4. Management Services Agreement, dated as of April 2, 2018, by and among Level Solar Fund I, LLC, NY Green Bank, and OSM 2018-1 Corp. (to be terminated 45 business days after July 12, 2022). 5. Management Services Agreement, dated as of April 2, 2018, by and among Level Solar Fund II, LLC, NY Green Bank, and OSM 2018-2 Corp. (to be terminated 45 business days after July 12, 2022). 6. Services Agreement, dated as of April 2, 2018, by and among Level Solar Fund I LLC, NY Green Bank, and Citadel SPV LLC. (to be terminated 90 days after July 12, 2022). 7. Services Agreement, dated as of April 2, 2018, by and among Level Solar Fund II LLC, NY Green Bank, and Citadel SPV LLC. (to be terminated 90 days after July 12, 2022). 8. Assignment, dated as of July 12, 2022, by and between OSM 2018-1 Corp and NY Green Bank. 9. Assignment, dated as of July 12, 2022, by and between OSM 2018-2 Corp and NY Green Bank.

126967663v5 Exhibit 6 Additions to Schedule 4.25(e) (Maintenance Services Agreements) 1. Maintenance Services Agreement, dated as of July 12, 2022, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and Level Solar Fund III LLC. 2. Maintenance Services Agreement, dated as of July 12, 2022, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and Level Solar Fund IV LLC. 3. Operation, Maintenance and Administration Agreement, dated as of October 20, 2017, by and between SUNation Solar Systems, Inc. and each of Level Solar Fund III LLC and Level Solar Fund IV LLC, as amended by that certain First Amendment to Operation, Maintenance and Administrative Agreement, dated as of July 10, 2018, that certain Second Amendment to Operation, Maintenance and Administrative Agreement, dated as of January 1, 2020, and that certain Third Amendment to Operation, Maintenance and Administrative Agreement, dated as of July 12, 2022, by and between SUNation Solar Systems, Inc., and each of Level Solar Fund III, LLC and Level Solar Fund IV, LLC. (to be terminated 120 days after July 12, 2022). 4. Operation, Maintenance and Administrative Agreement, dated as of October 20, 2017, by and between SUNation Solar Systems, Inc. and each of Level Solar Fund I LLC and Level Solar Fund II LLC, as amended by that certain First Amendment to Operation, Maintenance and Administrative Agreement, dated as of July 10, 2018, that certain Second Amendment to Operation, Maintenance and Administrative Agreement, dated as of January 1, 2020, and that certain Third Amendment to Operation, Maintenance and Administrative Agreement, dated as of July 12, 2022, by and between SUNation Solar Systems, Inc. and each of Level Solar Fund I LLC and Level Solar Fund II LLC. (to be terminated 120 days after July 12, 2022). 5. Backup and Successor Servicing Agreement, dated as of March 19, 2021, by and between Spruce Power 2, LLC (f/k/a Spruce Juniper, LLC), Solar Service Experts, LLC, d/b/a Energy Service Experts, Silicon Valley Bank, and GreatAmerica Portfolio Services Group LLC, as amended by that First Amendment to the Backup and Successor Servicing Agreement, dated as of July 12, 2022. 6. Sixth Amended and Restated Maintenance Services Agreement, dated as of July 12, 2022, by and among Solar Service Experts, LLC, d/b/a Energy Service Experts, KWS Solar Term Parent 1 LLC, KWS Solar Term Parent 2 LLC, and KWS Solar Term Parent 3 LLC.

126967663v5 Exhibit 7 Form of Sixth Amended and Restated Maintenance Services Agreement [See Attached]

SIXTH AMENDED AND RESTATED MAINTENANCE SERVICES AGREEMENT This SIXTH AMENDED AND RESTATED MAINTENANCE SERVICES AGREEMENT is entered into on July 12, 2022 (the “Effective Date”), and is by and among Solar Service Experts, LLC, d/b/a Energy Service Experts, a Delaware limited liability company (“Provider”), KWS Solar Term Parent 1 LLC, a Delaware limited liability company (“KWS 1”), KWS Solar Term Parent 2 LLC, a Delaware limited liability company (“KWS 2”), and KWS Solar Term Parent 3 LLC, a Delaware limited liability company (“KWS 3”; together with KWS 1 and KWS 2, the “Company”). Provider and Company are sometimes each referred to individually as a “Party” and collectively as the “Parties”. RECITALS WHEREAS, Company is the indirect owners or managers of a portfolio of solar photovoltaic projects (such projects, the “Portfolio”, and such indirect owners and managers, the “Project Owners”); WHEREAS, assets in the Portfolio are serviced by Provider pursuant to the maintenance service agreements between the Project Owners and Provider set forth on Schedule B (the “Project Level Maintenance Agreements”); WHEREAS, the Project Owners are all indirect subsidiaries of Company; WHEREAS, in addition to the Project Maintenance Agreements, Provider was previously engaged by Spruce Servicing, LLC, a Delaware limited liability company (“Spruce Servicing”) and an Affiliate of Company, as an independent contractor for the purpose of overseeing maintenance of the Portfolio pursuant to a Maintenance Services Agreement dated as of June 14, 2018, which was amended and restated as of July 9, 2018, October 18, 2018, April 29, 2019, January 1, 2020, and April 28, 2020 (collectively, the “Original MSA”); WHEREAS, the rights and obligation of Spruce Servicing under the Original MSA were assigned by Spruce Servicing to Company pursuant to the Assignment and Assumption of Maintenance Services Agreement, dated as of the date hereof, among Spruce Servicing, Company and Provider; WHEREAS, Company and Provider wish to amend and restate the Original MSA in its entirety as set forth herein. NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows: ARTICLE I DEFINITIONS The following capitalized terms used herein shall have the meanings specified in this Article I.

-2- “Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. “Agreement” means this Fifth Amended and Restated Maintenance Services Agreement together with the schedules and exhibits attached hereto, as the same may be from time to time amended. “Applicable Law” means all applicable laws of any Governmental Authority, including, without limitation, ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority. “Base Rate” means, with respect to each Project, the amount due to Provider for providing services to the Project Owner of such Project under the relevant Project Level Maintenance Agreement, the estimated amounts of which are set forth on Schedule A. “Boardwalk Effective Date” means May 13, 2020. “Business Day” means any day on which commercial banks are not authorized or required to close in the State of New York. “Company” has the meaning set forth in the Preamble. “Company Indemnitee” has the meaning set forth in Section 4.02. “Customer Agreement” means a Lease Agreement or a Power Purchase Agreement. “Early Termination Projects” means Projects for which the applicable Customer Agreements have expired or been terminated, including those Projects which have been purchased by the Host Customer. “Effective Date” has the meaning set forth in the Preamble. “Force Majeure Event” means any event, condition or circumstance beyond the control of Provider which, by the exercise of due foresight, Provider could not reasonably have been expected to avoid and which, by the exercise of due diligence, Provider without fault attributable to it is unable to overcome, including, but not limited to, action by a Governmental Authority, the failure to act on the part of any Governmental Authority or any interconnecting electrical utility (provided that such action has been timely requested and diligently pursued), failure to obtain or maintain a permit, license, consent or approval (provided that Provider has made timely and reasonable commercial efforts to obtain and maintain the same), national or regional third party labor disputes, civil strike, work stoppage, slow-down, or lock-out, flood, earthquake, fire, lightning, wind, epidemic, war, terrorism, riot, economic sanction or embargo, civil disturbance, act of god, unavailability of electricity from the utility grid, equipment, supplies or products, power or voltage surge caused by someone other than Provider including a grid supply voltage outside of the standard range specified by the applicable utility or failure of equipment not utilized by or under the control of Provider.

-3- “GAAP” means (i) generally accepted accounting principles as in effect from time to time in the United States and consistently applied or (ii) if internationally recognized standards for generally accepted accounting principles have been adopted by a majority of nations having substantial banking industries, such internationally recognized generally accepted accounting principles and consistently applied. “Government Incentive” means a payment, including, without limitation, a payment in respect of any performance based incentive, by a utility or federal, state or local Government Authority, in each case as an inducement to a utility customer, solar company or installer to install or use solar equipment. “Governmental Authority” shall mean any national, autonomic, regional, state, province, town, city, or municipal government, whether domestic or foreign, or other administrative, regulatory or judicial body of any of the foregoing. “Host Customer” means the customer purchasing electricity from or leasing any Project, either on a prepaid or continuing basis. “Included System Services” means, collectively, the services set forth in Exhibit A and all other obligations of Provider under Article II, as well as, in each case, services ancillary thereto. “Indemnifiable Loss” means any claim, demand, suit, loss, liability, damage, obligation, payment, cost or expense (including, without limitation, the cost and expense of any action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) for personal injury or property damage. “Insolvent” means (i) a Party shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or future applicable Federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties (the term “acquiesce”, as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within fifteen (15) days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against a Party seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and such party shall acquiesce and such decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or a trustee, receiver, conservator or liquidator of such party shall be appointed with the consent or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days, whether or not consecutive; (iii) a Party shall admit in writing its inability to pay its debts as they mature; (iv) a Party shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) a

-4- Party shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors. “Incremental Rate” means the various amounts set forth on Schedule A. “Inventory Management Fee” has the meaning set forth in Schedule A. “Inverter” means the component of a Project that converts DC electricity to AC electricity. “Lease Agreement” means a lease agreement whereby Host Customers agree to lease the solar photovoltaic units. “Legal Requirements” shall mean all laws, statutes, ordinances, orders, rules, regulations and requirements of all Federal, state and local governmental or quasi-governmental entities, subdivisions, agencies, authorities or instrumentalities and the appropriate officers, departments, and boards thereof applicable to the Projects. “Level Solar Credit Agreement” means, to the extent entered into, the amended and restated credit agreement, to be dated about the date hereof, among Spruce Power 2, LLC (f/k/a Spruce Juniper, LLC), as borrower, Silicon Valley Bank, as administrative agent and issuing bank, and the lenders from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time. “Level Solar Effective Date” means the date that the Level Solar Credit Agreement is entered into by the parties thereto. “Lien” means any mortgage, attachment, claim, lien, charge (fixed or floating), pledge, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing lien of any kind (including any retention arrangement) or any other encumbrance having similar effect, or any agreement to create any of the foregoing. “Maintenance Log” has the meaning set forth in Section 2.06. “Major Components” means all Photovoltaic Panels, Inverters, Meters, remote monitoring systems and racking systems. “Maximum Liability” means, with respect to a Party, an amount equal to the total amount paid or to be paid by Company to Provider under the terms of this Agreement in any given year, less the amount of any damages paid by such Party under this Agreement. “Meter” means the component of a Project that measures and records the electricity generated by the Project. “Non-Agreed Emergency Services” has the meaning set forth in Section 2.02. “Non-Agreed System Services” means any services relating to the Projects that are not Included System Services.

-5- “Non-Routine Services” has the meaning set forth in Part II of Exhibit A. “Non-Prepaid Project” means any Project owned by any Affiliate of the Company for which a Host Customer is obligated to make monthly payments for either leasing or purchasing electricity from such Project. “Origination Fee” has the meaning set forth in Schedule A. “Parts” means components of a photovoltaic system. “Parties” or “Party” has the meaning set forth in the Preamble. “Permits” means all governmental or regulatory approvals required for the ownership, maintenance, operation and removal of each Project. “Permitted Liens” means (a) Liens of materialmen, mechanics, workers, repairmen or employees arising in the ordinary course of business; (b) Liens imposed by any Governmental Authority for Taxes not yet due or being contested in good faith and by appropriate proceedings and in respect of which appropriate reserves have been established in accordance with GAAP; (c) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security or other similar program of a Governmental Authority; (d) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which appropriate reserves have been established in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance; (e) Liens to secure borrowings of Company; and (f) encumbrances consisting of zoning restrictions, licenses, restrictions on use of property or minor imperfections in title which do not materially interfere with the operation of any PV System as contemplated by this Agreement. “Person” means any individual, partnership, joint venture, limited liability company, corporation, trust or other entity, the state or any agency or political subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires. “Photovoltaic Panels” means the components of the Project that convert sunlight into DC electricity. “Power Purchase Agreement” means a power purchase agreement between a Host Customer and a Project Owner, under which the relevant Project Owner agrees to design, procure, and install or cause the design, procurement and installation of solar photovoltaic units at the properties specified in such power purchase agreements and Host Customers agree to purchase electric energy produced by the solar photovoltaic units. “Prepaid Project” means any Project owned by an Affiliate of the Company for which a Host Customer has fully paid for the electricity from or the lease of such Project. “Project” means each solar photovoltaic project owned 100% by an Affiliate that is a subsidiary of the Company.

-6- “Project Level Maintenance Agreements” has the meaning set forth in the Recitals. “Project Owners” has the meaning set forth in the Recitals. “Provider” has the meaning set forth in the Preamble. “Provider Indemnitee” has the meaning set forth in Section 4.01. “Prudent Electrical Practices” means those practices, methods, acts and equipment, as changed from time to time, that are engaged in or approved by a significant portion of the solar energy electrical generation industry operating in the applicable project states in prudent electrical operations to operate electric equipment lawfully and with safety, dependability, efficiency and economy. “Prudent Electrical Practices” are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts. “PV System” means a photovoltaic system, including photovoltaic panels, racks, wiring and other electrical devices, conduit, weatherproof housings, hardware, inverter(s), remote monitoring system, connectors, disconnect, and overcurrent devices. “Recovery Fee” has the meaning set forth in Schedule A. “Routine Services” has the meaning set forth in Part I of Exhibit A. “Senior Credit Agreement” means the Amended and Restated Credit Agreement, dated as of October 29, 2019, as amended by the Omnibus Amendment and Consent, dated as of March 5, 2020, as the same may be further amended, restated, supplemented or otherwise modified from time to time. “Services Fee” has the meaning set forth in Section 2.01(a). “Subcontractor” means any person to whom Provider subcontracts any of its obligations under this Agreement, including the vendors and any person to whom such obligations are further subcontracted of any tier. “Sixty-one to One-Eighty Collection Fee” has the meaning set forth in Schedule A. “Term” is defined in Section 3.01. “Termination Notice” has the meaning set forth in Section 3.02(c). “Third Party Claim” means any claim, action, or proceeding made or brought by any Person who is not a Party or an Affiliate of a Party. “Thirty to Sixty Collection Fee” has the meaning set forth in Schedule A. “Total Rate” means the total amount due to Provider for providing services to the owner of a Project under any maintenance services agreement, as set forth Schedule A.

-7- ARTICLE II MAINTENANCE SERVICES; STANDARDS 2.01. Included Services. (a) Routine Services and Non-Routine Services. Throughout the Term of this Agreement, Provider shall provide (i) the Routine Services to Company and (ii) the Non-Routine Services to Company on an as needed basis. Company shall compensate Provider for the Routine Services and the Non-Routine Services at the Incremental Rate, as specified in Schedule A (the “Services Fee”). Payments of the Services Fee shall be made in arrears commencing as of the Effective Date on a pro-rated quarterly basis on or before each January 31, April 30, July 31 and October 31 (or if any such day is not a Business Day, the immediately preceding Business Day) of each contract year and any unpaid amounts shall be paid in a subsequent quarter. (b) [Intentionally Omitted.] (c) [Intentionally Omitted] (d) Inventory Management. Throughout the term of this Agreement, Provider shall manage the inventory owned by the Project Owners and their Affiliates. Company shall pay Provider the Inventory Management Fee for providing such service commencing as of the Effective Date. (e) Recovery Fee. Throughout the term of this Agreement, Provider shall work to recover payments from customers of the Project Owners and their Affiliates. Company shall pay Provider the Recovery Fee for providing such services, commencing as of the Effective Date. (f) [Intentionally Omitted]. (g) Sixty-one to One-Eighty Collections Fee. Company shall pay Provider the Sixty-one to One-Eighty Collection Fee, commencing as of the Effective Date. The Sixty-one to One-Eighty Collection Fee shall be paid for each account that has an aged balance greater than 60 days but less than or equal to 180 days. (h) Thirty to Sixty Collection Fee. Company shall pay Provider the Thirty to Sixty Collection Fee, commencing as of the Effective Date. The Thirty to Sixty Collection Fee shall be paid for each account that has an aged balance greater than 29 days but less than or equal to 60 days. (i) Origination Fee. Company shall pay Provider the Origination Fee, commencing as of the Effective Date. The Origination Fee shall be paid for each executed extension of any Customer Agreement (which such extension would not have occurred but for the efforts of Provider). 2.02. Non-Agreed System Services. If Company desires that the Provider perform any Non-Agreed System Services, then Company shall submit to the Provider a written request for such services. If the Provider accepts the offer to provide such Non-Agreed System Services, the Provider shall provide the same to Company in accordance with the provisions of this Agreement.

-8- Provider shall not perform Non-Agreed System Services without the written agreement of Company to the price of the Non-Agreed System Services. Notwithstanding the foregoing, if Provider determines, in accordance with Prudent Electrical Practices, that it must furnish any Non- Agreed System Services on an emergency basis in order to prevent an imminent danger of injury, loss, or damage (“Non-Agreed Emergency Services”), if the situation allows, Provider shall attempt to notify the Company via the telephone prior to the performance of any Non-Agreed Emergency Services. Should Provider be unable to notify or contact the Company prior to providing any Non-Agreed Emergency Services, Provider shall be authorized to perform such Non-Agreed Emergency Services without prior approval from Company and shall notify Company immediately thereafter in writing specifying the nature of the emergency and the Non-Agreed Emergency Services performed, provided that Provider will not have any duty to perform such Non-Agreed Emergency Services nor will it incur any liability or obligation by reason of not performing any such Non-Agreed Emergency Services. Provider shall perform any such Non- Agreed Emergency Services in accordance with the provisions of this Agreement. The Company shall reimburse Provider for all reasonable expenses associated with Provider’s performance of any such Non-Agreed Emergency Services except to the extent such Non-Agreed Emergency Services are required due to Provider’s negligence in performing or its failure to perform its obligations under this Agreement. 2.03. Standard of Performance. For the purpose of this Agreement the normal standards of performance within the solar photovoltaic power generation industry in the relevant market and Prudent Electrical Practices shall be the standards for Provider’s performance. 2.04. [Intentionally Omitted]. 2.05. Title. Title to all items, parts, materials and equipment supplied under or pursuant to this Agreement to Company shall transfer to the relevant Project Owner upon payment by Company to Provider for such items, parts, material and equipment or, if such items, part, materials and equipment are provided pursuant to Section 2.01, when such items, part, materials and equipment are installed in the applicable Project. 2.06. Maintenance Log. Provider shall keep and maintain a separate maintenance log for the Projects in a paper or electronic format (“Maintenance Log”). The Maintenance Log shall contain descriptions of maintenance services performed by Provider, follow-up activities, if any, that are required, material and equipment costs, and other information relevant to Provider’s maintenance activities. Throughout the Term, Provider shall furnish to Company the Maintenance Log within sixty (60) days of the end of each calendar year, or upon Company’s request, provide access to Company from time to time. 2.07. Remote Monitoring. For purposes of determining when repair services are necessary, Provider shall monitor and evaluate such information as Provider may deem necessary, gathered through remote monitoring of each Project as well as the maintenance and inspection reports, provided that no such monitoring or evaluating (or lack thereof) shall relieve the Provider of any of its obligations under this Agreement. 2.08. Permits

-9- (a) Provider shall be responsible, at its sole cost and expense, for procuring, obtaining, maintaining and complying with all Permits required to perform the Included System Services under this Agreement. (b) Company agrees to cooperate with and assist Provider in obtaining all Permits and Provider shall reimburse Company for its reasonable costs in providing such assistance. Notwithstanding anything in this Agreement to the contrary, Provider shall be required to comply with Applicable Law at no additional charge to Company. 2.09. Reporting. (a) On a quarterly basis within 60 days of the end of each calendar quarter, Provider will deliver to Company a report on Host Customer billings, collections and maintenance in a form mutually acceptable to Provider and Company. (b) To the extent not included in the above reports, Provider will also deliver the notices, information and reports described in Sections 1 and 2 in Part I of Exhibit A, and Section 1 in Part II of Exhibit A, as and when contemplated thereunder. 2.10. [Intentionally Omitted]. 2.11. Warranty Claims. To the extent that manufacturer warranties cover replacement and/or repair of covered equipment during the Term, it shall be Provider’s responsibility to use commercially reasonable efforts to submit, process and pursue, at Provider’s sole cost and expense, warranty coverage; provided, however, that, because it may be necessary that warranty claims are submitted in the name of the relevant Project Owner, Company shall provide such full and complete cooperation as Provider may reasonably require in connection with the submission, processing and pursuit of warranty coverage; and further provided that any out-of-pocket expenses incurred by Provider in processing any warranty claims shall be Non-Routine Services. ARTICLE III TERM AND TERMINATION 3.01. Term. The term of this Agreement (the “Term”), including, without limitation, the period during which Included System Services are to be provided for the Projects: (a) shall commence as of the Effective Date; and (b) shall, unless terminated earlier under the provisions of this Agreement, terminate on the date that the last Project is no longer in service. 3.02. Termination on Default. (a) Termination By Company. Company may terminate this Agreement in the event of any of the following: (i) the Provider becomes Insolvent;

-10- (ii) since the date of this Agreement a material deterioration of the financial situation/solidity of Provider occurs, as evidenced by a failure to pay substantial amounts to other creditors for a material period of time or a serious threat that a petition in bankruptcy will be filed against Provider; (iii) any failure by Provider to perform any of its material obligations under this Agreement, which failure is not remedied within thirty (30) calendar days of written notice of such failure from Company to Provider; provided that if such failure can be remedied, (x) such failure cannot reasonably be remedied within such thirty (30) calendar day period, and (y) Provider commences cure of such failure within such thirty (30) calendar day period and thereafter diligently seeks to remedy such failure, then Company shall not be entitled to terminate this Agreement until such time as Provider ceases all reasonable endeavors to cure such failure unless such failure continues for a period of a ninety (90) calendar days from the original written notice from Company; (iv) a Force Majeure Event occurs which prevents Provider from providing a material part of the Included System Services for a continuous period of at least one hundred and eighty (180) calendar days and Company reasonably concludes such prevention is not reasonably likely to be remedied within a further period of one hundred and eighty (180) calendar days; (v) the Company and Provider are no longer Affiliates. (b) Termination by Provider. Provider may terminate this Agreement in the event of any of the following (that is not caused by the negligent or willful acts or omissions of Provider): (i) Company becomes Insolvent; or (ii) material breach by Company of any of its obligations under this Agreement which breach, if not a payment breach, is not remedied within thirty (30) calendar days of written notice of such failure from Provider to Company; provided that (x) if such failure can be remedied, (A) such failure cannot reasonably be remedied within such thirty (30) calendar day period, and (B) provided that the breach can be cured, Company commences cure of such failure within such thirty (30) calendar day period, and thereafter diligently seeks to remedy such failure, then Provider shall not be entitled to terminate this Agreement until such time as Company ceases reasonable efforts to cure such failure unless such failure continues for a period of ninety (90) calendar days from the original written notice from Provider and (y) failure of Company to perform its obligations is not on account of the negligence or willful action or inaction of Company’s representative. (c) Notice. A notice of termination given pursuant to the foregoing provisions of this Section 3.02 (the “Termination Notice”) shall specify in reasonable detail the circumstances giving rise to the Termination Notice. Except to the extent otherwise provided herein, this Agreement shall terminate on the date specified in the Termination Notice, which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided above.

-11- (d) Preservation of Rights. Termination of this Agreement shall not affect any rights or obligations as between the Parties which may have accrued prior to such termination or which expressly or by implication are intended to survive termination whether resulting from the event giving rise to termination or otherwise. 3.03. General. (a) Notwithstanding anything to the contrary in this Agreement, (i) the Portfolio shall not include any solar photovoltaic project that (A) ceases to be owned by a direct or indirect subsidiary of the Company, (B) is not serviced by, or ceases to be serviced by, Provider pursuant to a Project Level Maintenance Agreement, or (C) is owned, directly or indirectly, by Spruce Juniper LLC; provided that this clause (C) shall not be applicable as of the Boardwalk Effective Date and thereafter, (ii) a Project Owner that ceases to be a direct or indirect subsidiary of the Company shall cease to be a Project Owner under this Agreement and (iii) no amounts shall be owing from Company to Provider for any solar photovoltaic project that is not (or ceases to be) included in the Portfolio. (b) Provider shall not amend or modify any Project Level Maintenance Agreement without the prior written approval of the Company. (c) Notwithstanding anything to the contrary in this Agreement, any termination, amendment or other modification of this Agreement shall not terminate, amend or otherwise modify the terms of, or Provider’s obligations under, any Project Level Maintenance Agreement. ARTICLE IV INDEMNIFICATION 4.01. Indemnification of Provider by Company. Company shall indemnify, defend and hold harmless Provider, its officers, directors, employees, shareholders, Affiliates and agents (each, a “Provider Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Provider Indemnitee in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against a Provider Indemnitee to the extent arising out of or in connection with (i) the gross negligence, fraud or willful misconduct of Company, its Affiliates or its Subcontractors (other than Provider) or (ii) any breach by Company of the representations and warranties under this Agreement, provided that in each case, Company shall have no obligation to indemnify Provider for the negligence, fraud or willful misconduct of the Provider, its Affiliates (other than Company) or its Subcontractors or the breach by Provider of its covenants and warranties under this Agreement. 4.02. Indemnification of Company by Provider. Provider shall indemnify, defend and hold harmless Company, its officers, employees, partners, Affiliates and agents (each, an “Company Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Company Indemnitee in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against an Company Indemnitee to the extent arising out of or in connection with (i) the gross negligence, fraud or willful misconduct of Provider, its Affiliates or its Subcontractors or (ii) any breach by Provider of its representations and warranties

-12- under this Agreement, provided that in each case, Provider shall have no obligation to indemnify Company for the negligence, fraud or willful misconduct of Company, its Affiliates (other than Company), or its Subcontractors (other than Provider) or the breach by Company of its covenants and warranties under this Agreement. 4.03. Indemnification Procedure. If a Party believes that it is entitled to indemnification under this Article IV, such Party shall promptly notify the other Party in writing of the loss, and provide all reasonably necessary or useful information, assistance and authority to settle and/or defend any loss. In the event of a loss claimed by a third party, the selection of counsel, the conduct of the defense of any lawsuit, arbitration, or other proceeding, and any settlement shall solely be within the indemnifying Party’s control, provided that the indemnified Party shall have the right to participate in the defense of such loss using counsel of its choice, at its expense. No settlement that would impose any costs or expense upon the indemnified Party shall be made without such Party’s prior written consent. ARTICLE V FORCE MAJEURE 5.01. If Provider is rendered wholly or in part unable to perform its obligations under this Agreement because of a Force Majeure Event, Provider shall be excused from whatever performance is affected by the Force Majeure Event, provided that: (a) Provider shall, as soon as is reasonably possible after the occurrence of the Force Majeure Event, give Company written notice describing the particulars of the occurrence; (b) the suspension of performance shall be of no greater scope and of no longer duration than is required by the Force Majeure Event; and (c) no obligation of Provider which arose before the occurrence causing the suspension of performance and which could and should have been fully performed before such occurrence through the exercise of commercially reasonable efforts shall be excused as a result of such occurrence. ARTICLE VI LIMITATIONS ON LIABILITY 6.01. Aggregate Limit of Liability. (a) In no event will any Party be liable for breaches and damages under this Agreement to another Party for any lost profits of, or any indirect, consequential, punitive, special or incidental damages incurred by, the other Party to this Agreement, provided that this will in no way limit any such liability of a Party to another Party under any other agreement between the Parties. (b) In no event will one Party be liable under this Agreement to the other Party for an aggregate amount in excess of the Maximum Liability unless and to the extent such liability is the result of (i) fraud, gross negligence or willful misconduct of a Party, (ii) the failure of a Party

-13- to pay any amount due under this Agreement or (iii) a claim pursuant to Article IV (other than a claim by a third party for breach of contract). ARTICLE VII REPRESENTATIONS AND WARRANTIES 7.01. Representations and Warranties of Company. Company represents and warrants to Provider the following as of the Effective Date: (a) Company is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware. (b) Company possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. (c) Company’s execution, delivery and performance of this Agreement have been duly authorized and this Agreement has been duly executed and delivered and constitutes Company’s legal, valid and binding obligation, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other legal principles pertaining to creditor’s rights. (d) Except as otherwise contemplated herein, no material consent or approvals are required in connection with the execution, delivery and performance by Company of this Agreement. (e) The execution, delivery and performance by Company of this Agreement will not (i) violate any Applicable Law applicable to Company, (ii) result in any breach of, or constitute any default under, any contractual obligation of Company or (iii) result in, or require, the imposition of any Lien on any of the properties or revenues of Company. 7.02. Representations and Warranties of Provider. Provider represents and warrants to Company the following as of the Effective Date: (a) Provider is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware. (b) Provider possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. (c) Provider’s execution, delivery and performance of this Agreement have been duly authorized and this Agreement has been duly executed and delivered and constitutes Provider’s legal, valid and binding obligation, enforceable against Provider in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other legal principles pertaining to creditor’s rights. (d) Except as otherwise contemplated herein, no material consent or approvals are required in connection with the execution, delivery and performance by Provider of this Agreement.

-14- (e) The execution, delivery and performance by Provider of this Agreement will not (i) violate any Applicable Law applicable to Provider, (ii) result in any breach of, or constitute any default under, any contractual obligation of Provider or (iii) result in, or require, the imposition of any Lien on any of the properties or revenues of Provider. (f) All amounts due and owing to the Provider pursuant to this Agreement for the period prior to April 28, 2020 have been paid in full. ARTICLE VIII INSURANCE 8.01. The Provider shall procure and maintain or cause to be procured and maintained during the Term the insurance required pursuant to the Project Level Maintenance Agreements. ARTICLE IX [RESERVED] ARTICLE X MISCELLANEOUS 10.01. Independent Contractors. The Parties acknowledge that Provider shall perform its obligation under this Agreement and act at all times as an independent contractor (except as expressly provided herein) and nothing in this Agreement shall be interpreted or applied so as to make the relationship of any of the Parties that of partners, joint ventures or anything other than independent contractors, and the Parties expressly disclaim any intention to create a partnership, joint venture, association or other such relationship. Neither Party is granted any right (except as expressly provided herein) on behalf of the other Party to assume or create any obligation or responsibility binding such other Party. None of Provider’s employees, Subcontractors or any such Subcontractor’s employees shall be or shall be considered to be employees of Company based solely on the existence of this Agreement. Provider shall be fully responsible for the payment of all wages, salaries, benefits and other compensation to its employees and all amounts due and owing to Subcontractors. 10.02. Notices. Any notice required or authorized to be given hereunder or any other communication provided for under the terms of this Agreement shall be in writing and shall be delivered personally or by reputable next Business Day express courier service or by facsimile transmission addressed to the relevant party at the address stated below or at any other address notified by that party as its address for service. Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served the next Business Day after the same shall have been delivered to the relevant courier, and any notice so given by facsimile transmission shall be deemed to have been served on transmission and receipt of confirmation of successful transmission during normal business hours. The parties’ addresses for notice and service are: To Provider: Solar Service Experts, LLC c/o Spruce Power 820 Gessner Road, Suite 500

-15- Houston, Texas 77024 Email: notices@sprucepower.com To Company: KWS Solar Term Parent 1 LLC KWS Solar Term Parent 2 LLC KWS Solar Term Parent 3 LLC c/o Spruce Power 820 Gessner Road, Suite 500 Houston, Texas 77024 Email: notices@sprucepower.com 10.03. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas without giving effect to conflict of law principles as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN TEXAS WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. 10.04. Entire Agreement. This Agreement reflects the entire agreement with respect to the matters set forth herein and supersedes any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto. 10.05. Further Assurances. The Parties agree to do such further acts and things and execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the agreements contained herein in the matter contemplated hereby. 10.06. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction. 10.07. Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. [Signature Page Follows]

[Signature Page to Sixth Amended and Restated Maintenance Services Agreement] IN WITNESS WHEREOF, Provider and Company have each duly executed this Agreement on the Effective Date. COMPANY: KWS Solar Term Parent 1 LLC, a Delaware limited liability company By: Christian Fong Chief Executive Officer KWS Solar Term Parent 2 LLC, a Delaware limited liability company By: Christian Fong Chief Executive Officer KWS Solar Term Parent 3 LLC, a Delaware limited liability company By: Christian Fong Chief Executive Officer PROVIDER: Solar Service Experts, LLC, a Delaware limited liability company By: Jonathan Norling Secretary and General Counsel

Schedule A-1 EXHIBIT A SCOPE OF SERVICES Part I - Routine Services Provider will provide the following services to Company in accordance with Section 2.01 (the “Routine Services”). Provider shall be compensated for the provision of the Routine Services as part of the Services Fee: 1. Customary Information: Provider will furnish or cause to be furnished to Company: Promptly upon an officer of the Provider becoming aware of the existence thereof, a notice stating that a breach of, or a default under, any material contractual obligation of the relevant Project Owner in respect of any Project has occurred and specifying the nature and period of existence thereof and what action the Provider has taken or is taking or proposes to take with respect thereto; and From time to time such other information regarding the PV Systems or the Projects as Company may reasonably request. 2. Reports of Liability: Provider shall give written notice to Company promptly upon an officer of the Provider becoming aware of the occurrence of any accident likely to result in material damages or claims for material damages against any Project or any Person or likely to result in a material adverse change to the financial or business condition of the relevant Project Owner occurring in whole or in part (whenever asserted) during the Term, and on request shall furnish to the Company information as to the time, place and nature thereof, the names and addresses of the parties involved, any Persons injured, witnesses and owners of any property damaged, and such other information as may be known to it, and shall promptly upon request furnish Company with copies of all material correspondence, papers, notices and documents whatsoever received by the Provider from third parties in connection therewith. 3. Billing, Collecting and Enforcement of Customer Agreements: Provider will, at its sole cost and expense, administer or cause to be administered all Customer Agreements. Provider’s obligations under this paragraph 3 shall include, without limitation, delivering periodic bills to all Host Customers, collecting from all Host Customers all monies due under the Customer Agreements, managing all communications with or among Host Customers, including with respect to scheduling of services, repairs or alterations, required notices under Customer Agreements and such other notices to be agreed. For the avoidance of doubt, Provider’s obligations in this regard do not include taking legal action to enforce Company’s rights under the Customer Agreements.

Schedule A-2 Provider will assist Company in the enforcement of all Customer Agreements. Provider will, at Company’s direction and expense, diligently exercise any remedies that may become available under the Customer Agreements in respect of any defaults by Host Customers thereunder, provided that, in the event that Company elects, in the exercise of any such remedies, to remove a PV System from the Host Customer’s real property, (a) the cost of such removal shall not be borne by Provider, and (b) Provider will use commercially reasonable efforts to redeploy such PV System following any such removal (it being agreed that, in connection with any such redeployment, Provider shall not discriminate against such PV System as compared to similar equipment that is not subject to this Agreement and will not unreasonably favor new equipment over the redeployment of the PV Systems hereunder). In the event that a Host Customer sells its home, changes residences or otherwise vacates the real property upon which the PV System is installed and proposes to assign or otherwise transfer its Customer Agreement, to the extent the new homeowner or occupant is not deemed likely to be an acceptable Host Customer, in each case as determined in the reasonable discretion of Provider, Provider will (i) forward the transfer request to Company for review and approval or (ii) require the Host Customer to relocate or purchase the PV System, or prepay its future obligations in accordance with the terms of the Customer Agreement. Provider will be responsible for all administrative duties associated with the foregoing. If Host Customer proposes to relocate the PV System in accordance with the terms of the Customer Agreement, Provider will relocate the PV System at Company’s cost (which cost shall ultimately be the responsibility of the Host Customer) or, in Provider’s discretion, at Provider’s cost (which cost may or may not ultimately be the responsibility of the Host Customer), and Provider will be responsible for all administrative duties associated with the foregoing and causing such PV System to achieve Final Completion within 60 days from the date of removal. 4. Event of Loss with Respect to a PV System: If any PV System is damaged or destroyed by fire, theft or other casualty, Provider will, at Company’s expense, repair, restore, replace or rebuild such Project to substantially the same condition as existed immediately prior to the damage or destruction and substantially in accordance with the Customer Agreement related to such PV System. If a Project is required to be replaced as described above, then Provider will cause the supplier of the replacement equipment to deliver to the Company a bill of sale for such equipment free and clear of all Liens (except for Permitted Liens) and such replacement equipment will become a PV System subject to this Agreement. 5. Administration of Government Incentives: Provider shall timely: (a) complete and submit, on behalf of Company, all applications and other filings required to be submitted in connection with the

Schedule A-3 procurement of all Government Incentives that are available in respect of each Project hereunder; (b) deliver to Company for Company’s signature such certifications, agreements and other documents required to be delivered or submitted under Applicable Laws in connection with such Government Incentive; and (c) take such other action as may be reasonably necessary to effectuate the procurement and receipt by Company of such Government Incentive in accordance with Applicable Laws. 6. Performance Management: Connect energy monitoring systems on each PV System; Maintain a database with electronic copies of PV System records; Maintain all records and monitor the performance of all services required by any equipment warranty to ensure that such warranty is not voided. Manage all claims associated with such equipment warranties; and Conduct ongoing Uniform Commercial Code (UCC) refiling. Part II - Non-Routine Services Provider shall provide the following services to Company in accordance with Section 2.01(b), which such services shall not include activities included as Routine Services (the “Non- Routine Services”). Provider shall be compensated for the provision of the Non-Routine Services as part of the Services Fee: 1. Operation and Maintenance: Provider will (i) keep all Projects in good repair, good operating condition, appearance and working order in compliance with the manufacturer’s recommendations, the Customer Agreements, all manufacturers’ warranties and Company’s standard practices (but in no event less than Prudent Electrical Practices), (ii) properly service all components of all Projects following the manufacturer’s written operating and servicing procedures and in accordance with the Customer Agreements, and (iii) replace any part of a Project pursuant to paragraphs 2 and 3 below. Upon request by Company, Provider shall promptly furnish or cause to be furnished to Company or a Project Owner such information as may be required to enable a Project owner to file any reports required to be filed by such Project Company with any Governmental Authority because of such Project Company’s ownership of any Project. 2. Replacement of Parts: In accordance with the Customer Agreements, Provider will promptly replace or cause to be replaced all Parts that may from time to time be incorporated or installed

Schedule A-4 in or attached to a PV System and that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use under the Customer Agreements for any reason whatsoever, except as otherwise provided in paragraph 4 below. Provider may, in accordance with the Customer Agreements, remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that Provider, except as otherwise provided in paragraph 4 below, will replace such Parts as promptly as practicable. All replacement Parts will be free and clear of all Liens (except for Permitted Liens and except in the case of replacement property temporarily installed on an emergency basis) and will be in as good operating condition as, and will have a value, utility and remaining useful life at least equal to, the Parts replaced assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof. 3. Replacement of Major Components: Notwithstanding anything to the contrary contained in this Agreement, all Major Components replaced or repaired by Provider pursuant to this Agreement shall be of like quality and performance to the Major Components being replaced. 4. Additional Services: Provider shall perform additional services as requested by the Company in writing at a cost to be mutually agreed-upon by Provider and the Company. 5. Alterations, Modifications and Additions: Provider will make such alterations and modifications in and additions to PV Systems as may be required from time to time to comply with Legal Requirements and the terms of the applicable Customer Agreements. 6. Payments: Payment of data service fees for energy monitoring systems to the extent not prepaid by Installers. Payment of state and local property taxes, if any. Payment of state and local registration fees.

SCHEDULE A

SERVICE RATES

Company shall pay Provider the following fees, commencing as of the Effective Date:

Routine Service and Non-Routine Service Rates

The Company shall pay Provider the following Incremental Rates for providing the Routine Services and the Non-Routine Services for the Projects in a given calendar year; provided, however, that the Incremental Rate shall be reduced to the extent necessary to cause the aggregate amount of the Base Rate plus the Incremental Rate payable for such Projects to not exceed the Total Rate applicable to such Projects:

Portfolio	Year 2020 Base Rate[1] ($/System/Year)	Year 2020 Incremental Rate[2] ($/System/Year)	Total Rate ($/System/Year)
Ampere I Non-Prepaid Project	$175.95	$64.05	$240
Ampere II Non-Prepaid Project	$174.81	$65.19	$240
Ampere III Prepaid Project	$127.59	$57.41	$185
Ampere III Non-Prepaid Project	$174.47	$65.53	$240
Ampere IV Prepaid Project	$88.08	$96.92	$185
Ampere IV Non-Prepaid Project	$173.75	$66.25	$240
PV-OBS Non-Prepaid Project	$162.74	$77.26	$240
Volta II Prepaid Project	$72.93	$112.07	$185
Volta II Non-Prepaid Project	$207.25	$32.75	$240
OBS Non-Prepaid System	$179.28	$60.72	$240
Greenday Non-Prepaid Project	$141.34	$98.66	$240
Kismet I Non-Prepaid Project	$159.98	$80.02	$240
Kismet II Non-Prepaid Project	$159.98	$80.02	$240
Sequoia Non-Prepaid Project	$134.21	$105.79	$240
Maple Non-Prepaid Project	$145.56	$94.44	$240
Maple Prepaid Project	$105.46	$79.54	$185

1 The Base Rate for each Project escalates at a rate of three percent (3%) per annum.

2 The Incremental Rate for the Projects owned indirectly or directly by Spruce Juniper, LLC that become subject to this Agreement as of the Boardwalk Effective Date is $0. The Incremental Rate for the Level Solar Projects that become subject to this Agreement as of the Level Solar Effective Date is $44.

Schedule A-1

Schedule A-2 Inventory Management Fee With respect to equipment owned by a Project Owner or its Affiliate that is sold or otherwise monetized by Provider, an amount equal to five percent (5%) of the purchase price or monetized value of such equipment (the “Inventory Management Fee”). Recovery Fee An amount equal to twenty percent (20%) of the total dollars recovered from accounts owned by the Project Owners or their Affiliates which are greater than one hundred eighty (180) days past due the original payment due date at the time the payment recovery is made by the Provider (the “Recovery Fee”). Sixty to One-Eighty Collection Fee An amount equal to $20.00 per account per month applicable to Customer Agreements with an aging balance greater than sixty (60) days but less than or equal to one hundred eighty (180) days past its due date (the “Sixty-one to One-Eighty Collection Fee”); provided, however, that, with respect to any calendar year, the aggregate amount of the Sixty-one to One-Eighty Collection Fees paid in such calendar year and the amount of the Thirty-to-Sixty Collection Fees paid in such calendar year shall not exceed an amount equal to $300,000.00. Thirty to Sixty Collection Fee An amount equal to $20.00 per account per month applicable to Customer Agreements with an aging balance greater than twenty-nine (29) days past its due date, but less than or equal to sixty (60) days past its due date (the “Thirty to Sixty Collection Fee”); provided, however, that, with respect to any calendar year, the aggregate amount of the Thirty-to-Sixty Collection Fees paid in such calendar year and the amount of the Sixty-one to One-Eighty Collection Fees paid in such calendar year shall not exceed an amount equal to $300,000.00. Origination Fee An amount equal to twenty-five percent (25%) of the net present value (based on anticipated cash flows discounted at a rate of six percent (6%)) of an extension of any Customer Agreement (which such extension would not have occurred but for the efforts of Provider), payable on the execution of each such extension (the “Origination Fee”).

Exhibit B-1 SCHEDULE B MAINTENANCE AGREEMENTS 1. Amended and Restated Maintenance Services Agreement, dated as of October 29, 2019, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, Spruce Power 1, LLC, and Kilowatt OBS Owner I, LLC. 2. Amended and Restated Maintenance Services Agreement, dated as of April 30, 2019, by and between Solar Service Experts, LLC, dba Energy Service Experts, and Spruce PV- OBS Systems, LLC, amending and restating that certain Maintenance Services Agreement dated as of December 15, 2016, by and between Kilowatt Solar Services, LLC and Spruce PV-OBS Systems, LLC. 3. Maintenance Services Agreement, dated as of August 31, 2017, between CPFAM Volta II Services, LLC and Volta Solar Owner II, LLC, as assigned by CPFAM Volta II Services, LLC to Solar Service Experts, LLC pursuant to that certain Assignment, Assumption and Transfer Agreement, dated as of May 23, 2018. 4. Maintenance Services Agreement, dated as of October 30, 2015, by and between Kilowatt Solar Services, LLC and Ampere Solar Owner IV, LLC, as amended by (i) that certain First Amendment to Maintenance Services Agreement, dated as of April 20, 2016 and (ii) that certain Second Amendment to Maintenance Services Agreement, dated as of May 18, 2016, as assigned by Kilowatt Solar Systems, LLC to Solar Services Expert, LLC, dba Energy Service Experts pursuant to that certain Assignment Agreement, dated as of October 29, 2019. 5. Amended and Restated Maintenance Services Agreement, dated as of January 1, 2014, by and between Kilowatt Solar Services, LLC and Ampere Solar Owner I, LLC, as amended by that certain First Amendment to the Amended and Restated Maintenance Services Agreement, dated as of December 15, 2016. 6. Maintenance Services Agreement, dated as of April 23, 2014, by and between Kilowatt Solar Services, LLC and Ampere Solar Owner III, LLC, as amended by that certain First Amendment to Maintenance Services Agreement, dated as of December 15, 2016, as assigned by Kilowatt Solar Systems, LLC to Solar Services Expert, LLC, dba Energy Service Experts pursuant to that certain Assignment Agreement, dated as of October 29, 2019. 7. First Amendment to the Maintenance Services Agreement, dated as of April 20, 2016, by and between Kilowatt Solar Services, LLC and Ampere Solar Owner IV, LLC, amending that certain Maintenance Services Agreement entered into on October 15, 2015. 8. Maintenance Services Agreement, dated as of May 13, 2020, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and RPV Fund 11, LLC. 9. Maintenance Services Agreement, dated as of May 13, 2020, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and RPV Fund 13, LLC.

Exhibit B-2 10. Maintenance Services Agreement, dated as of July 12, 2022, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and Level Solar Fund III LLC. 11. Maintenance Services Agreement, dated as of July 12, 2022, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and Level Solar Fund IV LLC.

126967663v5 Exhibit 8 Form of Second Amendment to Management Agreement [See Attached]

Execution Version 127888845v2 SECOND AMENDMENT TO MANAGEMENT AGREEMENT THIS SECOND AMENDMENT TO MANAGEMENT AGREEMENT (the “Amendment”) is made as of July 12, 2022 (“Effective Date”), by and between KWS SOLAR TERM PARENT 1 LLC, a Delaware limited liability company (“Co-Borrower 1”), KWS SOLAR TERM PARENT 2 LLC, a Delaware limited liability company (“Co-Borrower 2”), KWS SOLAR TERM PARENT 3 LLC, a Delaware limited liability company (“Co-Borrower 3”), and SPRUCE POWER 3 HOLDCO, LLC, a Delaware limited liability company (“Co-Borrower 4” and together with Co-Borrower 1, Co-Borrower 2 and Co-Borrower 3, collectively, the “Co-Borrowers” and individually a “Co-Borrower”), and SOLAR SERVICE EXPERTS, LLC, dba ENERGY SERVICE EXPERTS, a Delaware limited liability company (“ESE” and, together with the Co- Borrowers, collectively, the “Parties” and, individually a “Party”). WHEREAS, the Co-Borrowers and ESE are parties to that certain Management Agreement, dated as of April 28, 2020 (as amended by that certain First Amendment to Management Agreement, dated as of March 19, 2021, the “Contract”; capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Contract); WHEREAS, Co-Borrower 1, Co-Borrower 2 and Co-Borrower 3 collectively own 100% of the membership interests in Spruce Power 2, LLC, a Delaware limited liability company (f/k/a Spruce Juniper, LLC) (“Spruce Power 2”); WHEREAS, Spruce Power 2 is acquiring, directly or indirectly, 100% of the membership interests in Level Solar Sponsor Holdings I LLC, a Delaware limited liability company (“Sponsor Holdings I”), Level Solar Holdings I LLC, a Delaware limited liability company (“Fund I Holdco”), Level Solar Fund II LLC, a Delaware limited liability company (“Fund II Opco”), Level Solar Holdings III LLC, a Delaware limited liability company (“Fund III Holdco”), Level Solar Holdings IV LLC, a Delaware limited liability company (“Fund IV Holdco”), Level Solar Fund I LLC, a Delaware limited liability company (“Fund I Opco”), Level Solar Customer Arrays LLC, a Delaware limited liability company (“Customer Arrays”), Level Solar Fund III LLC, a Delaware limited liability company (“Fund III Opco”), and Level Solar Fund IV LLC, a Delaware limited liability company (“Fund IV Opco”; together with Sponsor Holdings I, Fund I Holdco, Fund I Opco, Customer Arrays, Fund II Opco, Fund III Holdco, Fund III Opco, and Fund IV Holdco, the “Level Solar Entities”) (the “Level Solar Acquisition”); WHEREAS, the Boardwalk Credit Agreement has been amended and restated as of the date hereof to, among other things, extend additional term loan and letter of credit commitments to Spruce Power 2 to finance the Level Solar Acquisition; WHEREAS, the Parties hereto desire to amend the Contract to modify certain provisions within the Contract on the conditions and terms provided herein. NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

127888845v2 1. Amendments. a. Each reference to the term “Juniper” shall be amended and restated as “Spruce Power 2”. b. The second recital is hereby amended and restated in its entirety as follows: “WHEREAS, the Initial Co-Borrowers collectively own 100% of the membership interests in Spruce Power 2, LLC, a Delaware limited liability company (f/k/a Spruce Juniper, LLC) (“Spruce Power 2”);”. c. The fifth recital is hereby amended and restated in its entirety as follows: “WHEREAS, Spruce Power 2 is party to that certain Amended and Restated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Boardwalk Credit Agreement”, and together with the PortfolioCo Credit Agreement, collectively, the “Senior Credit Agreements”) with Silicon Valley Bank, as Administrative Agent, Issuing Bank, Sole Bookrunner and Sole Lead Arranger, and the lenders from time to time party thereto, dated as of July 12, 2022;” d. The second to last recital is hereby amended and restated in its entirety as follows: “WHEREAS, ESE has entered into Maintenance Services Agreements with each of the subsidiaries of the Co-Borrowers as set forth in Exhibit C hereto, in each case, under which it has agreed to oversee maintenance of Projects owned by such entities;” e. Section 2(a) is hereby amended and restated in its entirety as follows: “Duties as Manager. The Manager shall perform all of the duties ascribed to the Manager under this Agreement including as set forth on Exhibit A; provided, however, for the avoidance of doubt, that the Manager shall have no obligation to make any payment required to be made by the Co-Borrowers under the Loan Documents. In furtherance of the foregoing, the Manager shall take all appropriate action that is the duty of any SPE to take pursuant to the Loan Documents and the Senior Loan Documents.” f. Exhibit C is hereby amended and restated in its entirety with “Exhibit C” attached hereto as Appendix 1. 2. Contract in Effect. Except as amended hereby, the Contract is hereby ratified and confirmed. 3. Incorporation by Reference. Sections 12, 13, 14, 15, 16, 17, and 18 of the Contract are hereby incorporated by reference herein, mutatis mutandis.

127888845v2 IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written. CO-BORROWERS: KWS SOLAR TERM PARENT 1 LLC By: _____________________________ Christian Fong Chief Executive Officer KWS SOLAR TERM PARENT 2 LLC By: _____________________________ Christian Fong Chief Executive Officer KWS SOLAR TERM PARENT 3 LLC By: _____________________________ Christian Fong Chief Executive Officer SPRUCE POWER 3 HOLDCO, LLC By: _____________________________ Christian Fong Chief Executive Officer MANAGER: SOLAR SERVICE EXPERTS, LLC, dba ENERGY SERVICE EXPERTS By: _____________________________ Christian Fong Chief Executive Officer PROVIDER: SOLAR SERVICE EXPERTS, LLC, dba ENERGY SERVICE EXPERTS By: _____________________________ Christian Fong Chief Executive Officer

127888845v2 APPENDIX 1 EXHIBIT C MAINTENANCE SERVICES AGREEMENTS 1. Amended and Restated Maintenance Services Agreement, dated as of October 29, 2019, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, Spruce Power 1, LLC (f/k/a Kilowatt Systems, LLC), and Kilowatt OBS Owner I, LLC. 2. Amended and Restated Maintenance Services Agreement, dated as of April 30, 2019, by and between Solar Service Experts, LLC, dba Energy Service Experts, and Spruce PV- OBS Systems, LLC, amending and restating that certain Maintenance Services Agreement dated as of December 15, 2016, by and between Kilowatt Solar Services, LLC and Spruce PV-OBS Systems, LLC. 3. Maintenance Services Agreement, dated as of August 31, 2017, between CPFAM Volta II Services, LLC and Volta Solar Owner II, LLC, as assigned by CPFAM Volta II Services, LLC to Solar Service Experts, LLC pursuant to that certain Assignment, Assumption and Transfer Agreement, dated as of May 23, 2018. 4. Maintenance Services Agreement, dated as of October 30, 2015, by and between Kilowatt Solar Services, LLC and Ampere Solar Owner IV, LLC, as amended by (i) that certain First Amendment to Maintenance Services Agreement, dated as of April 20, 2016 and (ii) that certain Second Amendment to Maintenance Services Agreement, dated as of May 18, 2016, as assigned by Kilowatt Solar Systems, LLC to Solar Services Expert, LLC, dba Energy Service Experts pursuant to that certain Assignment Agreement, dated as of October 29, 2019. 5. Amended and Restated Maintenance Services Agreement, dated as of January 1, 2014, by and between Kilowatt Solar Services, LLC and Ampere Solar Owner I, LLC, as amended by that certain First Amendment to the Amended and Restated Maintenance Services Agreement, dated as of December 15, 2016. 6. Maintenance Services Agreement, dated as of April 23, 2014, by and between Kilowatt Solar Services, LLC and Ampere Solar Owner III, LLC, as amended by that certain First Amendment to Maintenance Services Agreement, dated as of December 15, 2016, as assigned by Kilowatt Solar Systems, LLC to Solar Services Expert, LLC, dba Energy Service Experts pursuant to that certain Assignment Agreement, dated as of October 29, 2019. 7. First Amendment to the Maintenance Services Agreement, dated as of April 20, 2016, by and between Kilowatt Solar Services, LLC and Ampere Solar Owner IV, LLC, amending that certain Maintenance Services Agreement entered into on October 15, 2015.

127888845v2 8. Fifth Amended and Restated Maintenance Services Agreement, dated as of April 28, 2020, among Solar Service Experts, LLC, dba Energy Service Experts, and the Co- Borrowers. 9. Maintenance Services Agreement, dated as of November 13, 2020, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts and Spruce Power 3, LLC. 10. Maintenance Services Agreement, dated as of May 14, 2020, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts and Spruce Juniper, LLC. 11. Maintenance Services Agreement, dated as of May 14, 2020, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts and RPV Fund 11, LLC. 12. Amendment No. 1 to Maintenance Services Agreement, dated as of March 18, 2021, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts and RPV Fund 11, LLC. 13. Maintenance Services Agreement, dated as of May 14, 2020, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts and RPV Fund 13, LLC. 14. Maintenance Services Agreement, dated as of July 12, 2022, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and Level Solar Fund III LLC. 15. Maintenance Services Agreement, dated as of July 12, 2022, by and between Solar Service Experts, LLC, d/b/a Energy Service Experts, and Level Solar Fund IV LLC.

126967663v5 Exhibit 9 A&R Boardwalk Credit Agreement [See Attached]